Exhibit 99.1

U.S. Gold Corp. Drills Continuous Mineralization of 1.003 g/t AuEq over 176.8 Meters for its Second Metallurgical Hole at the CK Gold Project in Wyoming

- 176.8 meters (600 feet) of continuous gold, copper and silver mineralization with an average gold equivalent grade of 1.003 g/t

- Hole CK20-02c drilled from the same pad as CK20-01c, northerly and perpendicular to 01c

- Thicker, similar grade mineralization relative to CK20-01c, starting from surface

ELKO, Nevada, December 28, 2020 – U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, is pleased to announce additional results of the recent twenty-nine hole drilling program for its CK Gold Project, an advanced stage gold and copper exploration and development project located just outside of Cheyenne, Wyoming.

CK Gold Project 2020 drilling results summary table:

www.usgoldcorp.gold/properties/ck-gold-project/2020-drilling

A single 4-foot sample and a single 5-foot sample from hole CK20-01c and 02c, respectively, was excluded from average grade calculations, as they were misplaced. These samples have been located and when assayed will be added to the above released results, which will result in a minor adjustment of the overall grades of holes 1 and 2. These changes will be reflected in the above table in future press releases once they are received.

Assumptions: Grades quoted represent contained metal as assayed. The calculation of equivalent gold grade assumes the spot prices for gold, silver and copper as quoted at Kitco.com on December 10, 2020 and does not account for metallurgical recoveries. Future press releases will utilize these same metal prices for all gold-equivalent value calculations.

George Bee, President and CEO of U.S. Gold Corp. commented, “With hole CK20-02c, the second of seven holes within the resource designed to collect metallurgical samples, again we confirm two key aspects of the CK Gold resource. Firstly, the continuous nature of the mineralization with attractive grades starting at surface. Secondly, looking towards project development if our PFS and FS show promise, a project that we believe should produce payable material at the start of mine operations without the common delays and up-front costs associated with pre-stripping waste. This has a very beneficial effect on project economics compared to most other projects where significant costs are incurred pre-stripping waste material in order to access mineralized material, enabling the Company to realize revenue quicker without the additional cost of mining excess overburden.”

Comments on hole CK20-02c results:

●	The hole shows continuous gold and copper grades for the length of the hole with better grades near surface than the neighboring hole, CK20-01c
●	The hole was terminated at its planned depth in lower-grade mineralization at the edge of the deposit as known; however, the limits of mineralization were not tested as this hole was designed to collect a representative sample for metallurgical testing on a priority basis
●	Both holes 1 and 2 ended in granodiorite that did not have the appearance of being especially mineralized, but still held mineralization

Geologic Observations:

Mineralization being visually unimpressive, suggests future definition drill holes will need to be planned to terminate well outside of the resource boundary as currently known, to chase the real resource boundary. Primary (sulfide) mineralization encountered is visually characterized by low overall percentages of mostly chalcopyrite and lesser pyrite disseminated within variably sheared or K-feldspar-epidote-magnetite altered granodiorite. The sheared zones and intensely potassic altered zones are distinct mappable units in core and at surface. Quartz or other veining is rare but scattered throughout the entire rock package that is also cut by nearly barren mafic and pegmatitic dikes. Previous operators have interpreted this deposit as a porphyry copper but drilling to date shows it lacks the characteristics of a classic porphyry. While primarily hosted in a metamorphosed, foliated granodiorite, The CK Gold Project does not display the classic zoned alteration shells-typical alteration assemblages seen worldwide in porphyry copper deposits. CK Gold also displays a lack of multi-stage porphyry intrusions, lack of multi-stage veining, high overall average gold grades (>10g/ton locally in the core), low overall percentages of sulfide dominated by chalcopyrite, with little pyrite and traces of bornite, and abundant magnetite. While gold and copper are highly elevated, molybdenum, tungsten and tin, metals which are commonly elevated in true porphyry coppers and their cores, are lacking. Of note, we await assay results on a 10-ft interval of massive chalcopyrite and pyrite encountered in a geotechnical hole to the southwest of the pit, something not seen to date in the historic drilling. The hole was drilled to establish rock-mass conditions for pit wall design and the intersection sits outside the currently postulated open pit limit and the modelled resource. Work is ongoing concerning better classifying this deposit.

In commenting on the geological setting of the deposit, Ken Coleman, Chief Geologist for USAU said, “We have re-logged all historical drill core available and look forward to further unravelling the genesis and opportunities associated with the resource. To that end, we have contacted, and are in discussions with, the geology department at the University of Wyoming to assess the possibility of future graduate studies for CK Gold.”

Results from hole CK20-02c continue to demonstrate the continuity of attractive gold and copper mineralization within this part of the CK Gold Project deposit. It is especially encouraging that a thicker, continuous interval of mineralization greater than 1 g/t AuEq is present in CK20-02c, starting at surface. This verifies indications from the historic drilling that gold grades increase to the east of this site. See the links below which provide a cross section of hole CK20-02c and a link to our VRIFY deck which shows all holes released to date relative to historic drilling.

3D Visualization

A VRIFY 3D model of the CK Gold Project including the drill results announced today is available through the following link:

https://vrify.com/explore/decks/2020-12-28-US-Gold-Copper-King-PR

QA/QC Procedure

U.S. Gold Corp. employs a rigorous QA/QC protocol on all aspects of sampling and analytical procedure. Drill core is checked, logged, marked for sampling and sawn in half. One-half of each drill core is maintained for future reference and the other half of each drill core is sent to Bureau Veritas an ISO 17025 accredited laboratory in Reno, Nevada to complete all sample preparation and assaying. Samples are analyzed employing fire assaying with atomic absorption finish for gold and four acid ICP-MS analysis for silver and copper. For QA/QC purposes, certified standards, blank samples and sample duplicates are inserted into the sample stream. U.S. Gold Corp. also periodically submits sample pulps to another independent laboratory for check analysis.

COVID-19 Policy

U.S. Gold Corp. recognizes the heightened health risks associated with the current pandemic. At this stage of the CK Gold Project development, focusing largely on the gathering of information from the field, our personnel, contractors and consultants do not need to come into close contact with others apart from work within individual pods such as the drill crew and core logging personnel. Much of our work is conducted outdoors and physically separated. Meetings are conducted from remote locations using available video conferencing software. When it is necessary for individuals to meet or visit facilities, health guidelines are followed to avoid and minimize the risk of spreading the COVID-19 virus. We take the health and safety all those associated with our activities very seriously. If necessary, we will suspend activities and observe quarantine regimens until any health uncertainty passes.

Note on Qualified Person

QP Review: This statement has been reviewed by Kevin Francis, P Geo, SME Registered Member, Principle of Mineral Resource Management LLC who has inspected the data furnished in this announcement and has knowledge of the activities outlined in the CK Gold Project update. Acting within the scope of his expertise, Mr. Francis as a Qualified Person, has reviewed the information provided and finds it to be accurate and reflecting facts.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates available on the US. Gold Corp. website. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms on this press release, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects ("NI 43-101"). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the "SEC"). However, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures. Note that a preliminary economic assessment is preliminary in nature, and it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold